United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2015

CHINA GREEN AGRICULTURE, INC.

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(Exact name of Registrant as specified in charter)

Nevada	001-34260	36-3526027
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

300 Walnut Street Suite 245

____________Des Moines, IA 50309__________

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (515) 897-2421

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 29, 2015 (June 30, 2015 Beijing Time), China Green Agriculture, Inc. (the “Company”) held its 2014 annual shareholders meeting (the “Meeting”). At the Meeting, the following proposals were submitted to a vote of the stockholders of the Company: (i) the election of five persons to the Board of Directors of the Company (“Proposal No. 1”); (ii) the approval of the Amendment No. 3 to the Company’s 2009 Equity Incentive Plan (the “Plan”) to increase 3,000,000 shares of common stock reserved under the Plan (“Proposal No. 2”); and (iii) the approval, on an advisory, non-binding basis, of the compensation of the Company’s named executive officers (“Proposal No. 3”). Holders of 14,810,525 shares of common stock were present by proxy at the Meeting, or 42.2% of 35,088,594 shares, the total outstanding shares, representing a quorum of more than one-third of the shares outstanding and entitled to vote at the Meeting as of the record date.

Pursuant to Proposal No. 1, Messrs. Tao Li, Ale Fan, Lianfu Liu, Jianlei Shen and Ms. Yiru Shi were elected to serve as directors until the next annual shareholders meeting or until their successors are duly elected or appointed. No broker Non-votes are counted. The results of Proposal No. 1 were as follows:

Director Nominee	For	Withhold
Tao Li	14,035,716	774,809
Ale Fan	14,098,633	711,892
Yiru Shi	14,001,279	809,246
Lianfu Liu	14,009,467	801,058
Jianlei Shen	14,015,947	794,578

Pursuant to Proposal No. 2, the stockholders approved the Amendment No. 3 to the Plan to increase 3,000,000 shares of common stock reserved under the Plan from 8.26 million shares to 11.26 million shares. No broker Non-votes are counted. The results of Proposal No. 2 were as follows:

For	Against	Abstain
12,673,104	2,096,519	40,902

Pursuant to Proposal No. 3, The shareholders approved, on an advisory, non-binding basis, the compensation of the Company’s named executive officers. No broker Non-votes are counted. The results of Proposal No. 3 were as follows:

For	Against	Abstain
13,711,626	1,059,015	39,884

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2015

CHINA GREEN AGRICULTURE, INC.

By:	/s/ Tao Li
Tao Li,
President and Chief Executive Officer